Exhibit 5

June 26, 2024

Rocky Brands, Inc.
Porter Wright	39 East Canal Street
Morris & Arthur LLP	Nelsonville, Ohio 45764
41 South High Street
Suites 2800-3200	Ladies and Gentlemen:
Columbus, OH 43215
Telephone: 614.227.2000 Fax: 614.227.2100	With respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Rocky Brands, Inc., an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of 500,000 common shares of the Company, without par value (the “Shares”) to be issued pursuant to the Rocky Brands, Inc. 2024 Omnibus Incentive Plan (the “Plan”), we advise you as follows:
Toll free: 800.533.2794
We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Second Amended and Restated Articles of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and the registration of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.
www.porterwright.com
Based upon the foregoing and in reliance thereon, we are of the opinion that when the Shares shall have been issued and paid for in accordance with the provisions of the Plan, those Shares will be validly issued, fully paid and nonassessable.

We are opining herein only as to the effect of the federal laws of the United States, the law of the State of Ohio, including the statutory provisions, all applicable provisions of the Ohio Constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP